Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Bank First Corporation, of our report dated March 19, 2025, with respect to the consolidated financial statements of Centre 1 Bancorp, Inc. and the effectiveness of internal control over financial reporting, included in Bank First Corporation's Registration Statement dated September 12, 2025. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Forvis Mazars, LLP

Chicago, Illinois

September 12, 2025